TELESCAN , INC.                                                       EXHIBIT 11
CALCULATION OF EARNINGS PER SHARE
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                       ------------------------
                                                         1996             1995
                                                       --------        --------
PRIMARY:
Weighted average number of shares
   of common stock .............................         10,425           9,506
Assumed exercise of certain
   stock options (1) ...........................           --              --
Assumed exercise of stock warrants (1) .........           --              --
                                                       --------        --------
                                                         10,425           9,506
                                                       ========        ========
Net loss .......................................       $   (533)       $   (250)
                                                       ========        ========
PRIMARY EARNINGS PER SHARE:
Net loss .......................................       $  (0.05)       $  (0.03)
                                                       ========        ========
FULLY-DILUTED:
Weighted average number of shares
   of common stock .............................         10,425           9,506
Assumed exercise of certain
   stock options (1) ...........................           --              --
Assumed exercise of stock warrants (1) .........           --              --
                                                       --------        --------
                                                         10,425           9,506
                                                       ========        ========
Net  loss ......................................       $   (533)       $   (250)
                                                       ========        ========
FULLY-DILUTED EARNINGS PER SHARE:
Net loss .......................................       $  (0.05)       $  (0.03)
                                                       ========        ========

                                                                       DAYS
                                                            OUT-     WEIGHTED
                                            SHARES        STANDING    SHARES

BALANCE DECEMBER 31, 1995 .........        10,243          90        10,243

Common stock issuances
  under stock option plan .........           363          45.3         182
                                           ------                    ------
BALANCE MARCH 31, 1996 ............        10,606                   10,425
                                           ======                    ======

(1) Assumed exercises are anti-dilutive for the above periods and are, therefore, excluded from the calculations of earnings per share.